N  E  W  S     R  E  L  E  A  S  E

CONTACT:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Computer Task Group To List On NASDAQ

Trading Under New Symbol “CTGX” Expected to Begin

June 6, 2006

BUFFALO, N.Y. — May 26, 2006 — Computer Task Group, Inc. [CTG] (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced that its shares have been approved for listing under the symbol “CTGX” on the NASDAQ Stock Market effective with the market open on June 6, 2006.  Based on this timing, CTG will voluntarily cease trading on the New York Stock Exchange under its NYSE symbol “CTG” effective with the market close on June 5, 2006.

“CTG is very pleased to be joining NASDAQ, which is home to many of the world’s leading companies across all industry sectors, including most publicly traded technology companies,” said CTG Chairman and Chief Executive Officer James R. Boldt.  “CTG is clearly in a growth mode and NASDAQ’s system of multiple market makers and its robust service offering for issuers make it the right home for CTG.  We look forward to tapping NASDAQ’s visibility platform to reach investors in companies within our industry.”

“We are very pleased to welcome CTG to our market of innovative companies and to support them as they mark new milestones in their growth and development,” said Bruce Aust, executive vice president of NASDAQ.

About CTG

Backed by 40 years’ experience, CTG provides IT staffing, application management outsourcing, consulting, and software development and integration solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

About NASDAQ

NASDAQ is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/ .

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2005 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2005 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com